Exhibit 10.1

LICENSE AGREEMENT

This License Agreement (the or this “Agreement”), dated as of the 30th day of June, 2005, is entered into by IMCOR Pharmaceutical Co., a Nevada corporation (“IMCOR”) and Sangart, Inc. a California corporation (“Sangart”).

WITNESSETH:

WHEREAS, IMCOR has certain facility and utility related documentation and validation documentation related to the property at 6173 and 6175 Lusk Blvd., San Diego CA (the “Facility”) as listed more completely on Exhibit A hereto (the “Licensed Subject Matter”) and IMCOR desires to license such Licensed Subject Matter to Sangart;

WHEREAS, Sangart desires to license the Licensed Subject Matter from IMCOR.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

Article I
Effectiveness

1.1.  The effectiveness of this Agreement is conditioned upon Sangart executing a Lease Agreement with EOP-Industrial Portfolio, L.L.C. (“EOP”) with respect to the facility located at 6175 Lusk Blvd., San Diego, CA (the “Lease Agreement”).

1.2.  The effective date of this Agreement shall be the date on which the Lease Agreement is executed and delivered by Sangart and EOP (the “Effective Date”).

1.3.  In the event that the Effective Date does not occur on or before July 31, 2005, this Agreement shall automatically terminate.

Article II
License Grant and License Fee

2.1.  As of the Effective Date, IMCOR hereby grants to Sangart a royalty-free, fully paid-up, worldwide, perpetual non-exclusive license, with the right to grant a non-exclusive sublicense to any Successor Entity (as defined below), to use and access the Licensed Subject Matter related to conducting business at the Facility. Sangart shall have no right to sublicense the Licensed Subject Matter except to any successor to Sangart’s interest in the Facility (a “Successor Entity”) and in such case subject to the Successor Entity agreeing to be bound by the terms and restrictions set forth herein (except Section 2.2) to the same extent as Sangart. Such license shall be irrevocable except as hereinafter expressly provided.

(a)  On the Effective Date IMCOR will deliver to Sangart a copy of all of the Licensed Subject Matter [in the formats described on Exhibit A].

(b)  Following the Effective Date IMCOR will provide access to electronic copies of the Licensed Subject Matter for copying, if needed, at Sangart’s expense.

2.2.  Sangart shall pay IMCOR a license fee of Twenty Thousand Dollars ($20,000), due and payable on the Effective Date.

2.3.  All rights not expressly granted to Sangart in this Agreement are hereby reserved to IMCOR.

Article III
Representations and Disclaimer of Warranties

3.1.  Nothing in this Agreement shall be deemed to be a representation or warranty by IMCOR of the validity of the Licensed Subject Matter. SANGART IS LICENSING THE LICENSED SUBJECT MATTER ON AN “AS IS, WHERE IS” BASIS AND WITHOUT RECOURSE AND WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER, AND WITHOUT THE WARRANTIES OF MERCHANTABIILITY, FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT OR ANY OTHER IMPLIED OR EXPRESS WARRANTIES WHATSOEVER, EACH OF WHICH WARRANTIES IS HEREBY DISCLAIMED.

3.2.  IMCOR shall have no liability whatsoever to Sangart or any other person for or on account of any injury, loss, or damage, of any kind or nature sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon Sangart or any other person, including any indirect, special, consequential or punitive damages (including, without limitation, damages for loss of profits or expected savings or other economic losses or for injury to persons or property), or any such liability arising out of or in connection with or resulting from the of any of the Licensed Subject Matter and Sangart shall hold IMCOR, and its officers, directors, agents, or employees, harmless in the event IMCOR, or any of its affiliates, officers, directors, agents, or employees is alleged to be or is actually held to be so liable.

Article IV
Confidentiality of Imagent Information

4.1.  Any information contained in the Licensed Subject Matter provided by IMCOR pursuant to this Agreement that relates to Imagent® (perflexane lipid microsphere) shall be referred to herein as “Confidential Information” and maintained in confidence by Sangart in accordance with the terms of this Article IV.

4.2.  Sangart covenants and agrees that it shall not directly or indirectly by itself or with or through a third party use any Confidential Information in connection with the development of an ultrasound imaging agent.

4.3.      (a)  Except as otherwise specifically provided herein, and subject to Sections 4.8 and 4.9, Sangart shall disclose Confidential Information only to those Sangart employees, representatives and agents requiring knowledge thereof in connection with fulfilling Sangart’s obligations under this Agreement, and not to any other third party.

(b)  Sangart further agrees to inform all such employees, representatives and agents of the terms and provisions of this Agreement relating to Confidential Information and their duties hereunder and to obtain their agreement to maintain such Confidential Information in confidence as a condition of receiving Confidential Information.

(c)  Sangart shall exercise the same standard of care as it would itself exercise in relation to its own confidential information (but in no event less than a reasonable standard of care) to protect and preserve the proprietary and confidential nature of the Confidential Information disclosed to it by IMCOR.

4.4.  Any breach of this Article IV by any person informed by one of the parties is considered a breach by the party itself.

4.5.  Confidential Information shall be deemed not to include:

(i)	information which is in the public domain;

(ii)	information which is made public through no breach of this Agreement;

(iii)	information which is independently developed by Sangart or a Successor Entity, as evidenced by such party’s written records; and

(iv)
information that becomes available to Sangart or a Successor Entity on a non-confidential basis, whether directly or indirectly, from a source other than IMCOR, which source did not acquire this information on a confidential basis.

4.6.  The provisions relating to confidentiality in this Article IV shall remain in effect during the term of this Agreement, and for a period of 10 years following the expiration or earlier termination of this Agreement.

4.7.  (a)  Sangart agrees that the obligations of this Article IV are necessary and reasonable in order to protect the parties’ respective businesses, and Sangart agrees that monetary damages may be inadequate to compensate IMCOR for any breach by Sangart of its covenants and agreements set forth herein.

(b)  Sangart agrees that any such violation or threatened violation may cause irreparable injury to IMCOR and that, in addition to any other remedies that may be available, in law and equity or otherwise, IMCOR shall be entitled to seek injunctive relief against the threatened breach of the provisions of this Article IV, or a continuation of any such breach by Sangart, specific performance and other equitable relief to redress such breach together with damages and reasonable counsel fees and expenses to enforce its rights hereunder.

4.8.  Subject to Section 4.9, no announcement or public statement concerning the existence, subject matter or any term of this Agreement shall be made by or on behalf of any party hereto without the prior written approval of the other party. The terms of any such announcement shall be agreed in good faith by the parties.

4.9.  (a)  A party (the “Disclosing Party”) will be entitled to make an announcement or public statement concerning the existence, subject matter or any term of this Agreement, or to disclose Confidential Information that the Disclosing Party is required to make or disclose pursuant to a valid order of a court or any other requirement of law or any securities or stock exchange; provided that if the Disclosing Party becomes legally required to make such announcement, public statement or disclosure hereunder, the Disclosing Party shall give the other party hereto prompt notice of such fact to enable the other party hereto to seek a protective order or other appropriate remedy concerning any such announcement, public statement or disclosure.

(b)  The Disclosing Party shall fully co-operate with the other party hereto in connection with that other party’s efforts to obtain any such order or other remedy.

(c)  If any such order or other remedy does not fully preclude announcement, public statement or disclosure, the Disclosing Party shall make such announcement, public statement or disclosure only to the extent that the same is legally required.

Article V
Term and Termination

5.1.  Unless otherwise terminated as herein provided, this Agreement shall terminate upon the termination of the Lease Agreement, including any renewals or extensions thereof, by Sangart and all Successor Entities.

5.2.  Termination, expiration, cancellation or abandonment of this Agreement through any means and for any reason shall not relieve the parties of any obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of any of the provisions of this Agreement.

5.3.  Upon termination of this Agreement for any reason other than expiration of the Agreement, Sangart shall, upon receipt of written request from IMCOR, return to IMCOR all copies of the Confidential Information.

Article VI
Miscellaneous

6.1.  This Agreement shall be governed by the internal laws of the State of California, without reference to the internal conflict laws thereof.

6.2.  Nothing in this Agreement shall render IMCOR and Sangart as partners or joint venturers or in an agency/principal relationship.

6.3.  This Agreement sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede any and all prior agreements, arrangements and understandings among the parties relating to the subject matter hereof.

6.4.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.5.  IMCOR may assign its rights and delegate its duties under this Agreement to a third party without the consent of Sangart provided that such third party delivers written acknowledgement to Sangart of its agreement to be bound under this Agreement to the same extent as IMCOR. Sangart may assign its rights and delegate its duties under this Agreement to a third party with the advance written consent of IMCOR, such consent not to be unreasonably withheld.

6.6.  This Agreement may be amended or supplemented only by writing signed on behalf of both parties.

6.7.  If any part of this Agreement is found to be invalid, illegal, void or unenforceable such provision will be deemed amended to the extent necessary to conform to the applicable laws so as to be valid and enforceable or if it cannot be so amended without materially altering the intention of the parties, it will be enforced to the maximum extent permitted by law, and all other parts of this Agreement will remain in force.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in duplicate originals by its duly authorized officers or representatives.

IMCOR PHARMACEUTICAL CO. By: /s/ Jack DeFranco Name: Jack DeFranco Title: Chief Operating Officer	SANGART, INC. By: /s/ David Renas Name: David Renas Title: CFO and General Counsel